Exhibit 99.1

Global Medical REIT Inc.

Announces Internalization Transaction

Transaction Preserves Management Continuity and Improves Cost Structure

BETHESDA, Md.--(BUSINESS WIRE)-- Global Medical REIT Inc. (NYSE: GMRE) (the “Company” or “GMRE”), a net-lease medical office real estate investment trust (REIT) that acquires purpose-built healthcare facilities and leases those facilities to strong healthcare systems and physician groups with leading market share, announced today that it has closed its management internalization transaction.

Management Internalization Transaction

On July 9, 2020, the Company internalized the functions performed by Inter-American Management LLC (the "Manager") by acquiring the entity that owns the Manager (the "Internalization") for an aggregate purchase price of approximately $18.1 million.

A special committee comprised entirely of independent and disinterested members of the Company’s board of directors (the "Special Committee"), which retained independent legal and financial advisors, as well as the Company’s board of directors, determined that the entry into the Stock Purchase Agreement (as defined below) and the completion of the Internalization are fair to and in the best interests of the Company and its stockholders. Stockholder approval of the Internalization was not required.

Lori Wittman, Chair of the Special Committee stated, "We are pleased to announce the successful completion of Global Medical REIT’s internalization transaction. This transaction compares favorably to precedent internalization transactions and affords the Company’s stockholders lower cash G&A costs, continuity of management and heightened alignment of interests between management and its investors. We appreciate all the cooperation we received throughout the process from the Manager, the Company executives and all of our advisors in getting this completed in a challenging time. The Special Committee believes it reached an agreement that is in the best interest of the Company and its stockholders.”

Jeff Busch, the Company’s Chief Executive Officer and President added, "Our internalization marks an important milestone for our company and our stockholders. In addition to the benefits that Ms. Wittman discussed, this agreement has the potential to broaden our investor base to include institutional investors prohibited from investing in externally managed companies. On behalf of myself and the Company, I would like to thank the former owner of the Manager, Zensun Enterprises Limited, and especially its Chairman and CEO, Mr. Zhang Jingguo, for providing us with the critical resources and support needed during Global Medical’s early years. We look forward to the Company’s next chapter and to continuing our track record of creating value for our stockholders.”

Potential benefits of the internalization include:

•	Economies of Scale with Growth – Elimination of management fees based on stockholders’ equity provides for significantly lower incremental costs as the Company's stockholders’ equity grows.

•	Simplified Structure and Elimination of Conflicts of Interests - The Internalization simplifies the Company’s structure by integrating all operating activities under a single corporate structure. Internalizing management also mitigates any perceived or actual conflicts of interest between the Company and the Manager related to the previous external management structure.

•	Improved Cost of Capital – Elimination of the base management fee improves the Company’s cost of capital by allowing the Company to retain more of the net proceeds from future raises. In addition, we believe that the elimination of the external manager will broaden our potential shareholder base and increase demand for our stock, which should also translate into a lower cost of capital over time.

•	Management Continuity - The Company’s pre-Internalization management team and corporate staff will continue to lead the Company. This continuity of management provides a seamless transition to future senior leadership.

The Internalization Transaction was effected pursuant to a stock purchase agreement, dated July 9, 2020 (the "Stock Purchase Agreement"), by and among the Company, Zensun Enterprises Limited ("Zensun") and Mr. Jeffrey Busch whereby the Company purchased all of the capital stock of Inter-American Group Holdings Inc. (“IAGH”), which is the parent company of our Manager, for a cash purchase price of approximately $17.6 million, after giving effect to a new closing date working capital adjustment. IAGH was owned by Zensun (85%) and Mr. Busch (15%). Zensun and Mr. Busch pledged an aggregate of $1.8 million of shares of the Company’s common stock and long-term incentive plan units (LTIP Units) of the Company’s operating partnership to satisfy future potential indemnification obligations (the "Holdback Amount").

Stifel acted as financial advisor to the Special Committee and Saul Ewing Arnstein & Lehr LLP acted as legal advisor to the Special Committee in connection with the Internalization. BTIG acted as financial advisor to the Manager, and King & Spalding LLP acted as legal advisor to the Manager in connection with the Internalization. Vinson & Elkins LLP acted as legal advisor to the Company in connection with the Internalization.

Additional information regarding the terms of the Stock Purchase Agreement and the Internalization will be available in an investor presentation posted in the investor relations section of our website and the Current Report on Form 8-K the Company expects to file with the U.S. Securities and Exchange Commission.

About Global Medical REIT Inc.

Global Medical REIT is a net-lease medical office REIT that acquires purpose-built specialized healthcare facilities and leases those facilities to strong healthcare systems and physician groups with leading market share. Additional information on GMRE can be obtained on its website at www.globalmedicalreit.com.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties are described in greater detail in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on March 3, 2020, and elsewhere in the reports the Company has filed with the SEC. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The Company undertakes no obligation to update these statements after the date of this release.

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Investors:

Evelyn Infurna
investors@globalmedicalreit.com
(202) 524-6869

Source: Global Medical REIT Inc.